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                                                                    EXHIBIT 11.1

COMPUTATION OF EARNINGS PER SHARE

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                                                                   THREE MONTHS ENDED
                                                                        JANAURY 31,
                                                                1999                  2000

Numerator:
Net income (loss)                                            $  (547,673)          $ 160,702
Denominator:
Denominator for basic earnings per share-                      8,941,493           9,424,680
  weighted-average shares
Effect of dilutive securities:
Employee stock options                                                --
Warrants                                                              --
Dilutive potential common shares                                      --
Denominator for diluted earnings per share adjusted            8,941,493          $9,424,680
  weighted-average shares and assumed conversions
Basic earnings per share                                           $(.06)               $.02

Diluted earnings per share                                         $(.06)               $.02

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